EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LEXINGTON PRECISION EXTENDS EXCHANGE OFFER

NEW YORK, November 30, 2001 - Lexington Precision Corporation (OTC: LEXP) announced today that it is extending the expiration date of its offer to exchange its 12 3/4% Senior Subordinated Notes due February 1, 2000, for Increasing Rate Senior Subordinated Notes due December 31, 2004. The offer, which was scheduled to expire at 5:00 p.m., New York City time, on November 30, 2001, is now scheduled to expire at 5:00 p.m., New York City time, on December 31, 2001, unless further extended.

Lexington Precision Corporation manufactures precision rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, medical devices, and industrial equipment.

Contact:  Warren Delano (212) 319-4657